                CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES
                     AND RIGHTS OF SERIES F PREFERRED STOCK

                            $.01 PAR VALUE PER SHARE
                                       OF
                             ALLIANCE IMAGING, INC.
                             A DELAWARE CORPORATION

                                 ---------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                                 ---------------

         Alliance Imaging, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the Delaware General Corporation Law at a meeting duly called and held on December 18, 1997.

         RESOLVED, that one series of the class of authorized preferred stock, $.01 par value, of the Corporation is hereby created and that the designations, powers, preferences and relative, participating, optional or other special rights of the shares of such series, and qualifications, limitations or restrictions thereof, are hereby fixed as follows:

         1. NUMBER OF SHARES AND DESIGNATIONS.

         Three Hundred Thousand (300,000) of the shares of the Corporation's preferred stock, $.01 par value, are hereby designated the "Series F Preferred Stock." One Hundred Fifty Thousand (150,000) of such shares of Series F Preferred Stock shall be issued as of the date hereof, and the balance of such shares shall be authorized and reserved for issuance pursuant to Section 4 hereof.

         2. VOTING RIGHTS

         Except as otherwise required by law, this Certificate of Designation or the Amended and Restated Certificate of Incorporation, holders of Series F Preferred Stock shall not be entitled to voting rights.

         3. CONVERSION RIGHTS

         The holders of the Series F Preferred Stock shall not have any conversion rights.

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         4. DISTRIBUTIONS

         The holders of shares of Series F Preferred Stock shall be entitled to receive when and as declared by the Board of Directors of the Corporation, out of funds legally available therefor, cumulative dividends on the shares of the Series F Preferred Stock, at the rate of 13.5% per annum on the Liquidation Value (as defined herein), payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Dividends on the Series F Preferred Stock shall be payable in kind for the first five years after issuance, and thereafter in cash. Dividends on the Series F Preferred Stock shall be payable in preference to and in priority over dividends on any other class or series of capital stock of the Corporation, including the common stock of the Corporation (the "Common Stock"). Dividends shall be fully cumulative.

         Except as set forth in this Certificate of Designation, or to the extent approval is provided in writing by the holders of two-thirds of the outstanding shares of Series F Preferred Stock (voting as a separate class), the Corporation shall not, and shall not permit any Subsidiary (as defined herein) to, declare or pay any dividends, or purchase, redeem, retire, or otherwise acquire for value any shares of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital or make any distribution of assets to its stockholders, except that the Corporation may: (i) permit any wholly-owned Subsidiary to declare and make payment of cash and stock dividends, return capital and make distributions of assets solely to the Corporation or another wholly-owned Subsidiary; (ii) effect a stock split of, or declare or pay any dividend on, the Common Stock consisting solely of shares of Common Stock; (iii) comply with any specific provision of the terms of any subsequently designated series of Preferred Stock approved by the holders of the Series F Preferred Stock as provided for herein; or (iv) redeem or repurchase any stock of any director, officer, employee, consultant or other person or entity, pursuant to a stock repurchase agreement or stock restriction agreement approved by the board of directors under which the Corporation has the right or obligation to repurchase (in the event of death, termination of employment or of the consulting arrangement, or other similar discontinuation of a business relationship) vested shares at no more than their fair market value and unvested shares at no more than their initial issuance price. Unless otherwise specified herein, "Subsidiary" or "Subsidiaries" means any corporation, partnership or joint venture of which the Corporation or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty percent (50%) of the outstanding voting shares or similar interests.

         5. LIQUIDATION, DISSOLUTION OR WINDING UP

         In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series F Preferred Stock in liquidation preference, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Series F Preferred Stock with respect to liquidation preference, the holders of each share of Series F Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings ("Available Assets"), an amount in respect of each share of Series F Preferred Stock equal to One Hundred Dollars ($100) plus accrued but unpaid dividends (the "Liquidation Value"); PROVIDED

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that such amount shall be subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Preferred Stock.

         If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the holders of Series F Preferred Stock and of any other series of Preferred Stock on parity with the Series F Preferred Stock with respect to liquidation preference the full amounts to which they otherwise would be entitled, the holders of Series F Preferred Stock and such other series of Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series F Preferred Stock and such other series of Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

         6. TREATMENT OF REORGANIZATION, CONSOLIDATION, MERGER, OR SALE OF
ASSETS.

         Any merger, consolidation or other corporate reorganization or combination to which the Corporation is a party, and any sale of all or substantially all of the assets or stock of the Corporation, shall be regarded, at the option of the holders of two-thirds of the outstanding shares of Series F Preferred Stock, as a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 6.

         The provisions of this Section 6 shall not apply to (i) any reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation, (ii) a merger of the Corporation with or into a wholly-owned Subsidiary of the Corporation that is incorporated in the United States of America, or (iii) a merger, reorganization, consolidation or other combination in which the Corporation is the surviving corporation and operates as a going concern, with another corporation incorporated in the United States of America and which does not involve a recapitalization, reorganization, reclassification or other similar change in the capital structure of the Corporation after which the shareholders of the Corporation will own less than 50% of the capital stock of the Corporation.

         7. REDEMPTION

         The Series F Preferred Stock shall be redeemable at the option of the Corporation at the applicable premium to Liquidation Value set forth below:

On or before               December 31, 1998                           113.500%
From                       January 1, 1999 to December 31, 1999        112.000
                           January 1, 2000 to December 31, 2000        110.500
                           January 1, 2001 to December 31, 2001        109.000
                           January 1, 2002 to December 31, 2002        107.500
                           January 1, 2003 to December 31, 2003        106.000
                           January 1, 2004 to December 31, 2004        104.500
                           January 1, 2005 to December 31, 2005        103.000
                           January 1, 2006 to December 31, 2006        101.000
                           January 1, 2007 to December 31, 2007        100.000

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

         The Corporation shall redeem all outstanding shares of Series F Preferred Stock on December 31, 2007, out of funds legally available therefor.

         8. RESTRICTIONS AND LIMITATIONS ON CORPORATE ACTION

          (i) The Corporation shall not take any corporate action or amend its Certificate of Incorporation without the approval by vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series F Preferred Stock, voting as a single class, each share of Series F Preferred Stock to be entitled to one vote in each instance, if such corporate action or amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series F Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not take any corporate action without the approval by the holders of at least two-thirds of the then outstanding shares of Series F Preferred Stock, voting as a single class, if such corporate action would amend the Certificate of Incorporation of the Corporation in a way that would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series F Preferred Stock.

         9. NOTICES OF RECORD DATE. In the event of:

          (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right,

          (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

         (iii) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least ten (10) days prior to the date specified in such notice on which action is being taken.

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

         IN WITNESS WHEREOF, the officers named below, acting for and on behalf of Alliance Imaging, Inc., have hereunto subscribed their names on this 18th day of December, 1997.

                                       ALLIANCE IMAGING, INC.


                                       By:  /s/  Terrence M. White
                                          ----------------------------------
                                          Name:  Terrence M. White
                                          Title: Secretary


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